Exhibit 99.1

Regency Centers Corporation

Press Release

FOR IMMEDIATE RELEASE	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS SELLS $350 MILLION OF TEN-YEAR SENIOR UNSECURED NOTES

JACKSONVILLE, Fla. (July 18, 2005) — Regency Centers Corporation announced today that its operating partnership, Regency Centers, L.P., completed the sale of $350 million of 5.25% ten-year senior unsecured notes. The notes are due August 1, 2015 and were priced at 99.858%. Interest on the notes will be payable semiannually on February 1st and August 1st of each year, beginning on February 1, 2006. As a result of an interest rate hedge initiated in April related to the issuance of the notes, the effective interest rate to Regency is 5.48%. The net proceeds will be used to reduce the debt outstanding under the bridge loan that was entered into on June 1, 2005 to fund Regency’s equity investment in the acquisition of the First Washington portfolio, and to reduce borrowings under Regency’s corporate line of credit.

The unsecured Notes issued today were sold to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (“Securities Act”), to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act, or to institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

JPMorgan and Wachovia Securities acted as joint book runners and joint lead managers for the transaction. The co-managers were Wells Fargo Securities, PNC Capital Markets, Inc., SunTrust Robinson Humphrey, Commerzbank Corporates and Markets, ING Financial Markets and Piper Jaffray.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood and community retail centers. Subsequent to the CalPERS/First Washington acquisition, pro-forma total real estate assets under management before depreciation are $7.2 billion and the Company owns 388 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompasses approximately 49.5 million square feet located in top markets throughout the United States. Since 2000 Regency has completed 89 shopping center developments at a net investment of $1.2 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

###

Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.